Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMERICAN APPAREL, INC.

__________________________________________

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
__________________________________________

Glenn A. Weinman, the undersigned Senior Vice President, General Counsel and Secretary of American Apparel, Inc. (the “Corporation”), does hereby certify as follows:

1.      Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as set forth below:

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 231,000,000 of which 230,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

2.      The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 23rd day of June, 2011.

AMERICAN APPAREL, INC.

/s/ Glenn A. Weinman
Name:	Glenn A. Weinman
Title:	Senior Vice President, General Counsel and Secretary